Exhibit 3.1

JEFFERIES CREDIT PARTNERS BDC INC.

ARTICLES OF AMENDMENT

Jefferies Credit Partners BDC Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of the Corporation is hereby amended to change the name and designation of the shares of common stock, $0.001 par value per share, of the Corporation to shares of Class I Common Stock, $0.001 par value per share (“Class I Common Stock”). All references in the Charter to “Common Stock” shall refer to Class I Common Stock and all other classes and series of Common Stock, collectively, unless the context requires otherwise.

SECOND: The amendment to the Charter as set forth above has been duly approved by a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 3:00 p.m., Eastern Time, on May 20, 2025.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary on this 19th day of May, 2025.

ATTEST:	JEFFERIES CREDIT PARTNERS BDC INC.

/s/ Adam Klepack	/s/ Jason Kennedy
Name: Adam Klepack	Name: Jason Kennedy
Title: Secretary	Title: President